Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Employment Inducement Award of Mobile Mini, Inc., of our reports dated March 1, 2013, with respect to the consolidated financial statements and schedule of Mobile Mini, Inc. and subsidiaries and to the effectiveness of internal control over financial reporting of Mobile Mini, Inc. and subsidiaries, included in its Annual Report (Form 10-K) of Mobile Mini, Inc. for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Phoenix, Arizona

May 10, 2013